Exhibit 99.1

FOR IMMEDIATE RELEASE

SHUANGHUI INTERNATIONAL AND SMITHFIELD FOODS AGREE TO STRATEGIC COMBINATION, CREATING A LEADING GLOBAL PORK ENTERPRISE

Smithfield Shareholders to Receive US$34.00 per Share in Cash,

Which Values Smithfield at US$7.1 Billion

Combined Company to Have Greater Access to Large and Growing Chinese Market and

Retain World-Leading Food Safety and Quality Control Standards

Shuanghui Commits to Maintain Smithfield Operations, Staff and Management

Ongoing Commitment to Best Practices, Customer Service and Community Involvement

SMITHFIELD, Va. and HONG KONG – May 29, 2013 – Smithfield Foods, Inc. (NYSE: SFD) and Shuanghui International Holdings Limited today announced that they have entered into a definitive merger agreement that values Smithfield at approximately US$7.1 billion, including the assumption of Smithfield’s net debt. Shuanghui International is the majority shareholder of Henan Shuanghui Investment & Development Co. (SZSE: 000895), which is China’s largest meat processing enterprise and China’s largest publicly traded meat products company as measured by market capitalization.

Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, Shuanghui will acquire all of the outstanding shares of Smithfield for US$34.00 per share in cash. The purchase price represents a premium of approximately 31% over Smithfield’s closing stock price on May 28, 2013, the last trading day prior to today’s announcement.

“This is a great transaction for all Smithfield stakeholders, as well as for American farmers and U.S. agriculture,” said C. Larry Pope, president and chief executive officer of Smithfield. “We have established Smithfield as the world’s leading and most trusted vertically integrated pork processor and hog producer, and are excited that Shuanghui recognizes our best-in-class operations, our outstanding food safety practices and our 46,000 hard-working and dedicated employees. It will be business as usual – only better – at Smithfield. We do not anticipate any changes in how we do business operationally in the United States and throughout the world. We will become part of an enterprise that shares our belief in global opportunities and our commitment to the highest standards of product safety and quality. With our shared expertise and leadership, we look forward to accelerating a global expansion strategy as part of Shuanghui.”

“We are pleased to have reached this agreement with Smithfield, which represents a historic opportunity for both companies and their stakeholders,” said Shuanghui chairman Wan Long. “Shuanghui is a leading pork producer in China and a pioneer in the Chinese meat processing industry with over 30 years of history. Smithfield is a leader in our industry and together we will be able to meet the growing demand in China for pork by importing high-quality meat products from the United States, while continuing to serve markets in the United States and around the world. The combination creates a company with an unmatched set of assets, products and geographic reach.”

Mr. Wan continued: “The acquisition provides Smithfield the opportunity to expand its offering of products to China through Shuanghui’s distribution network. Shuanghui will gain access to high-quality, competitively-priced and safe U.S. products, as well as Smithfield’s best practices and operational expertise. We were especially attracted to Smithfield for its strong management team, leading brands and vertically integrated model. We look forward to working with Larry Pope and the many talented employees at Smithfield to grow the combined company as a leading global pork and processed meat producer with the same vision and values of providing high-quality and safe products to consumers.”

Shuanghui is committed to continuing the long-term growth of Smithfield, and continuing to work with American farmers, producers and suppliers who have been critical to Smithfield’s success.

Shuanghui will continue its long-term strategy and vision to become a global leader with strict adherence to the highest standards of quality control and safety compliance. Its agreement to acquire Smithfield is fully aligned with this focus. Shuanghui will maintain the excellence in Smithfield’s brands and strategic priorities. Together, Shuanghui and Smithfield will enhance their competitiveness, contributing to a more secure future for the Chinese and U.S. pork industries.

Mr. Pope added, “This transaction provides Smithfield shareholders with significant and immediate cash value for their investment, and ensures that Smithfield will continue to execute on its strategic priorities while maintaining our brand excellence, community involvement, and our commitment to environmental stewardship and animal welfare. Our board of directors is pleased with the outcome of the process we followed leading to this transaction, and we unanimously believe that this combination with Shuanghui is in the best interests of the Company, our shareholders and all Smithfield stakeholders.”

Commitment to Smithfield’s Headquarters, Management and Employees

Upon closing of the transaction, Smithfield’s common stock will cease to be publicly traded. The Company will be a wholly-owned independent subsidiary of Shuanghui International Holdings Limited, operating as Smithfield Foods. Mr. Pope will continue as president and chief executive officer of Smithfield, and the management teams and workforces of Smithfield’s Independent Operating Companies will continue in place after the transaction.

Shuanghui will honor the collective bargaining agreements in place with Smithfield’s represented employees, as well as existing wage and benefit packages for non-represented employees. Under the agreement, there will be no closures at Smithfield’s facilities and locations, and Smithfield’s existing management team will remain in place.

Understanding the importance of preserving Smithfield’s heritage, values and connections with the communities it serves, and because it also is an engaged member of the communities it serves, Shuanghui has pledged to maintain Smithfield’s headquarters in Smithfield, Va., and to continue Smithfield’s philanthropic support of community initiatives and investments in sustainability.

Transaction Details and Approvals

The transaction will be financed through a combination of cash provided by Shuanghui, rollover of existing Smithfield debt, as well as debt financing that has been committed by Morgan Stanley Senior Funding, Inc. and a syndicate of banks. There is no financing condition to this transaction.

The closing of the transaction is subject to certain conditions, including, among others, approval by Smithfield’s shareholders, the receipt of approval under applicable U.S. and specified foreign antitrust and anti-competition laws, The Committee on Foreign Investment in the United States and other customary closing conditions.

The transaction is expected to close in the second half of 2013.

Advisors

Barclays is serving as financial advisor to Smithfield and Simpson Thacher & Bartlett LLP and McGuireWoods LLP are serving as legal counsel. Morgan Stanley is serving as financial advisor to Shuanghui and Paul Hastings LLP and Troutman Sanders LLP are serving as legal counsel.

Conference Call and Webcast

Smithfield and Shuanghui executives will discuss the transaction on a conference call today, May 29, 2013, at 8:30 a.m. Eastern Daylight Time / 8:30 p.m. China Standard Time. To access the conference call, please dial (866) 610-1072 (U.S. dial-in) or (973) 935-2840 (international dial-in) at least 15 minutes prior to the start of the call, referencing conference ID# 86823961. A replay of the call will be available until June 5, 2013 by dialing (800) 585-8367 (U.S. dial-in) or (404) 537-3406 (international dial-in) (conference ID# 86823961). The call will also be webcast on the investor relations section of www.smithfieldfoods.com.

About Smithfield Foods

Smithfield Foods is a $13 billion global food company and the world’s largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook’s®, Gwaltney®, John Morrell®, Kretschmar®, Curly’s®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

The Smithfield Foods, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=7622

About Shuanghui International Holdings Limited

Shuanghui International Holdings Limited is a Hong Kong-based holding company, which owns a variety of global businesses that include food, logistics and flavoring products. Shuanghui International and its subsidiaries are the majority shareholders of China’s largest meat processing enterprise, which is publicly traded as Henan Shuanghui Investment & Development on the Shenzhen Stock Exchange (SZSE: 000895). The company has established production facilities in 13 Chinese provinces and four processing bases under construction. It produces over 2.7 million tons of meat per year, and is one of nine producers – and the only food enterprise – recognized for its quality management excellence by China’s Administration of Quality Supervision, Inspection and Quarantine. More information about Shuanghui International is available at www.shuanghui-international.com.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s shareholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investors.smithfieldfoods.com or by directing a request to: Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430, Attn: Investor Relations, (757) 365-3050, keiralombardo@smithfieldfoods.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended April 29, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on August 9, 2012.

Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning the expected timing of the completion of the proposed merger, our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction, the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally, the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 29, 2012. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

# # #

CONTACTS:

FOR SMITHFIELD FOODS:	FOR SHUANGHUI INTERNATIONAL:
Investors Keira Lombardo Smithfield Foods, Inc. (757) 365-3050	Investors Amy Feng Abernathy MacGregor (212) 371-5999

Media Andy Brimmer / Matthew Sherman / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	U.S. Media Chuck Dohrenwend / Dan Hilley Abernathy MacGregor (212) 371-5999 / (213) 630-6550
Chinese-language Media Johnson Duan / Shufen Tan SPRG (China) (86) 186-2169-0099 / (86) 138-0177-3775